LAW OFFICER OF
                              Tolan S. Furusho
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May 6, 2004


Protec Industries, Inc.
2200 112th Avenue, NE, Suite #200
Bellevue, Washington 98004
Attn: Board of Directors

RE: Legal Opinion - SB-2 Registration Statement
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Gentlemen:

     I have reviewed the Protec Industries, Inc.'s ("Protec") books and records and can offer my opinion that the company is legally incorporated in the State of Washington and has an authorized common share capital of 250,000,000 shares of common stock at a par value of $0.001.

     According to Protec's stock transfer agent, National Stock Transfer, Inc., of Salt Lake City, Utah, and the Protec audited financial statements of December 31, 2003, and the subsequent events to the date of this letter, Protec has an outstanding common share balance of 99,939,080. Therefore, Protec has the ability to issue an additional 150,060,920 shares of common stock within the authorized share capital. The shares are common stock proposed to be issued by way of an SB-2 Registration Statement are within the balance of the authorized share capital and can legally be Protec.


Very Truly Yours,


/S/ Tolan S. Furusho











     2200 112th Avenue, N.E., Suite #200 - Bellevue, Washington 98004
                  Phone (425) 452-8639 Fax (425) 452-8622